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                     March 1, 2022

       Neal S. Nackman
       Chief Financial Officer
       G-III Apparel Group, Ltd.
       512 Seventh Avenue
       New York, New York 10018

                                                        Re: G-III Apparel
Group, Ltd.
                                                            Form 10-K for The
Fiscal Year Ended January 31, 2021
                                                            Filed March 26,
2021
                                                            File No. 000-18183

       Dear Mr. Nackman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing